EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agree to the joint filing on behalf of each of them of the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Class A common stock, par value $0.001 per share, of Enfusion, Inc.

This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 12th day of August, 2022.

CSL Tech Holdings, LLC
By:	/s/ Oleg Movchan
Name: Oleg Movchan
Title: Manager

Quiet Light Securities, LLC
By:	/s/ Oleg Movchan
Name: Oleg Movchan
Title: Managing Member
/s/ Oleg Movchan
Oleg Movchan